EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact: Katherine Patricia Klingler

Telephone: 617-346-7433

Santander Holdings USA, Inc. Announces Final Tender Results

Boston, MA (November 1, 2012) – Santander Holdings USA, Inc. (“SHUSA”), a wholly owned indirect subsidiary of Banco Santander, S.A., today announced that the previously announced cash tender offer for its outstanding Sovereign Capital Trust VI 7.908% Capital Securities (the “Capital Securities”) expired at 11:59 p.m., New York City time, on October 31, 2012 (the “Expiration Time”).  An aggregate liquidation amount of approximately $164.0 million of the Capital Securities, representing approximately 68.4% of the outstanding aggregate liquidation amount of such securities not owned by SHUSA, were tendered (and not validly withdrawn) in the tender offer.  An aggregate liquidation amount of approximately $164.0 million of the Capital Securities were purchased at early settlement on October 18, 2012.  No additional Capital Securities were tendered following the early tender time of 5:00 p.m. New York City time on October 17, 2012 and prior to the Expiration Time.

J.P. Morgan Securities LLC served as dealer manager and D.F. King & Co., Inc. served as the tender agent and information agent for the tender offer.  Questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-4811 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of the Capital Securities, nor is it a solicitation for acceptance of the tender offer.

About our company

Santander Holdings USA, Inc. (SHUSA) is a wholly owned subsidiary of Banco Santander, S.A. and is the holding company for Sovereign Bank, a financial institution with principal markets in the northeastern United States. Sovereign Bank has more than 720 branches, nearly 2,200 ATMs and approximately 8,700 team members.

Banco Santander, S.A. (SAN.SM, SAN.US) (Santander) is a retail and commercial bank, headquartered in Spain, with a presence in ten main markets: Spain, Portugal, Germany, UK, Poland, Brazil, Mexico, Chile, Argentina and the U.S. Founded in 1857, Santander has 102 million customers, approximately 15,000 branches – more than any other international bank – and more than 193,000 employees.

Cautionary Statement Regarding Forward-Looking Information

Statements in this press release regarding SHUSA’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” and “Risk Factors” in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.